Exhibit 5.1

November 21, 2012
Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111

Re:	Registration Statement on Form S-4 Filed by Molycorp, Inc.
Relating to the Exchange Offer (as defined below)
Ladies and Gentlemen:
We have acted as counsel for Molycorp, Inc., a Delaware corporation (the “Company”), and the Guarantors (as defined below) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to which this opinion has been filed as an exhibit. The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $650,000,000 aggregate principal amount of the Company’s 10% Senior Secured Notes due 2020 (the “Exchange Notes”) for an equal principal amount of the Company’s 10% Senior Secured Notes due 2020 (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture (the “Indenture”), dated May 25, 2012, between the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Outstanding Notes have been, and the Exchange Notes will be, guaranteed (each a “Guarantee”) on a joint and several basis by Molycorp Metals & Alloys, Inc., an Illinois corporation, Molycorp Minerals, LLC, a Delaware limited liability company, PP IV Mountain Pass Inc., a Delaware corporation, PP IV Mountain Pass II, Inc., a Delaware corporation, and RCF IV Speedwagon Inc., a Delaware corporation (collectively, the “Guarantors”).
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
(1) The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.
(2) The Guarantee of the Exchange Notes of each Guarantor, when it is issued and delivered in exchange for the Guarantee of the Outstanding Notes of that Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Guarantor.
The opinions set forth above are subject to the following limitations, qualifications and assumptions:

Molycorp, Inc.
November 21, 2012

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee and (ii) the Outstanding Notes have been duly authenticated by the Trustee in accordance with the Indenture.
The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights or remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others. The opinions expressed herein are limited to the General Corporation Law and the Limited Liability Company Act of the State of Delaware, the laws of the State of New York and the laws of the State of Illinois, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day